Exhibit 4.5

Bridgewater Bancshares, Inc.

2026 Equity Incentive Plan

Restricted Stock unit Award Agreement

The Participant specified below is hereby granted a restricted stock unit award (the “Award”) by Bridgewater Bancshares, Inc., a Minnesota corporation (the “Company”), under the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan (the “Plan”). The Award shall be subject to the terms of the Plan and the terms set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”).

Section 1.Award. The Company hereby grants to the Participant the Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one Share in the future once the Restricted Period ends, subject to the terms of this Award Agreement and the Plan.
Section 2.Terms of Restricted Stock Unit Award. The following words and phrases relating to the Award shall have the following meanings:
(a)The “Participant” is [______________________________].
(b)The “Grant Date” is [______________________________].
(c)The number of “RSUs” is [______________________].

Except for words and phrases otherwise defined in this Award Agreement, any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3.Restricted Period.
(a)The “Restricted Period” for each installment of RSUs set forth in the table immediately below (each, an “Installment”) shall begin on the Grant Date and end as described in the schedule set forth in the table immediately below; provided that the Participant’s Termination of Service has not occurred prior thereto:
Installment	Restricted Period will end on:
[__] RSUs	[Date]
[__] RSUs	[Date]
[__] RSUs	[Date]
[__] RSUs	[Date]

(b)Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for all the RSUs shall cease immediately and such RSUs shall become fully vested immediately upon the Participant’s Termination of Service due to the Participant’s Disability or death.
(c)Upon a Change in Control, the Award shall be treated in accordance with Section 4.1 of the Plan.

(d)Notwithstanding any provision of this Award Agreement to the contrary, if the Participant’s Termination of Service is due to Retirement, any RSUs that are unvested as of the effective date of the Termination of Service shall be eligible to continue to vest in accordance with the schedule set forth in Section 3(a) above and will be eligible to be settled in accordance with Section 4 below, provided that Participant does not work for or provide services to any entity considered to be a competitor of the Company during any remaining portion of the Restricted Period. If the Committee determines in its sole discretion that the Participant is in violation of the Non-solicitation Covenant set forth in Section 3(f) below, any RSUs for which the Restricted Period has not then lapsed in accordance with the Schedule set forth in Section 3(a) above or which have not been settled in accordance with Section 4 below shall be immediately forfeited. “Retirement” means the Participant’s voluntary Termination of Service on or after attaining the age of 62 years.
(e)Except as set forth in Section 3(b), Section 3(c), or Section 3(d) above, if the Participant’s Termination of Service occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all right, title and interest in and to any Installment(s) still subject to a Restricted Period as of such Termination of Service.
(f)For purposes of this Award Agreement, Participant agrees that, following his or her Retirement (as defined in Section 3(d) above), Participant shall not directly or indirectly do any of the following (the “Non-solicitation Covenant”):
(i)Either for Participant or any bank, savings bank, savings and loan association, credit union or similar financial institution (each, a “Financial Institution”): (A) induce or attempt to induce any employee of the Company or any of its Subsidiaries, with whom Participant had significant contact, to leave the employ of the Company or any of its Subsidiaries; (B) in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries with whom Participant had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Subsidiaries with whom Participant had significant contact to cease doing business with the Company or any of its Subsidiaries or in any way interfere with the relationship between the Company or any of its Subsidiaries and their respective customers, suppliers, licensees or business relations with whom Participant had significant contact; or
(ii)Either for Participant or any Financial Institution, solicit the business of any person or entity known to Participant to be a customer of the Company or any of its Subsidiaries, where Participant had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Subsidiaries.
Section 4.Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:
(a)Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the vested and unrestricted RSUs within 30 days following the end of the respective Restricted Period or the date on which the Award otherwise vests under the Plan.
(b)Compliance with Applicable Laws. Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
(c)Certificates Not Required. To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
Section 5.Withholding. All deliveries of Shares pursuant to the Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with the Award. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns (c) by withholding from wages or other amounts otherwise payable to the Participant, or (d) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (d) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction, or such lesser amount as may be established by the Company.
Section 6.Non-Transferability of Award. The Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, the Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, or the levy of any attachment or similar process upon the Award, shall be null and void and without effect.
Section 7.Dividend Equivalents. The Participant shall not be entitled to receive a payment equal in value to any dividends and distributions paid with respect to the RSUs during the Restricted Period or prior to settlement of the RSUs pursuant to Section 4(a) above.
Section 8.No Rights as Shareholder. The Participant shall not have any rights of a Shareholder with respect to the RSUs, including but not limited to, voting rights, prior to the settlement of the RSUs pursuant to Section 4(a) above.
Section 9.Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
Section 10.Administration. The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
Section 11.Plan Governs. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, which is incorporated herein by reference, a copy of which may be obtained by the Participant from the office of the General Counsel of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.
Section 12.Not an Employment Contract. Neither the Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.
Section 13.Amendment. Without limitation of Section 16 and Section 17 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.
Section 14.Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 15.Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.
Section 16.Section 409A Amendment. The Award is intended to be exempt from, or otherwise is compliant with, Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee. Notwithstanding any provision of this Agreement to the contrary, if the Participant is determined to be a “specified employee” (as defined in Code Section 409A) as of the date of the Participant’s Termination of Service, then the six (6)-month payment delay rule under Code Section 409A shall apply as set forth therein. All delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the date of the Participant’s Termination of Service (or, if earlier, as of Employee’s death).

Section 17.Clawback. The Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. By accepting this Award Agreement, the Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

*****

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and by accepting this Award Agreement, the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Plan and this Award Agreement, all as of the Grant Date.

Bridgewater Bancshares, Inc.

By:

Print Name:

Title: